Exhibit 99.1

SemiLEDs Reports Fourth Quarter and Fiscal Year End 2019

Financial Results

Hsinchu, Taiwan (November 14, 2019) — SemiLEDs Corporation (NASDAQ: LEDS), “SemiLEDs” or the “Company,” a developer and manufacturer of LED chips and LED components, today announced its financial results for the fourth quarter and full year of fiscal year 2019, ended August 31, 2019.

Revenues for the fourth quarter of fiscal 2019 were $1.6 million, a 11% decrease compared to $1.7 million in the third quarter of fiscal 2019. GAAP net loss attributable to SemiLEDs stockholders for the fourth quarter of fiscal 2019 was $881 thousand, compared to a loss of $859 thousand in the third quarter of 2019, or a net loss of $0.25 per diluted share, compared to a net loss of $0.24 per diluted share for the third quarter of fiscal 2019.

GAAP gross margin for the fourth quarter of fiscal 2019 was 21%, compared with gross margin for the third quarter of fiscal 2019 of 19%. Operating margin for the fourth quarter of fiscal 2019 was negative 66%, compared with negative 40% in the third quarter of fiscal 2019. The Company’s cash and cash equivalents, excluding restricted cash, was $1.4 million as of August 31, 2019, compared to $1.1 million at the end of the third quarter of fiscal 2019.

We expect revenues for the first quarter ending November 30, 2019 to be $1.6 million +/- 10%.

Revenues for the fiscal year 2019 were $5.9 million, a 21% decrease compared to $7.5 million in the fiscal year 2018. GAAP net loss attributable to SemiLEDs stockholders for the fiscal year 2019 was $3.6 million, compared to a loss of $3.0 million in the fiscal year 2018 or a net loss of $1.00 per diluted share, compared to a net loss of $0.84 per diluted share for the fiscal year 2018. Due to the excess capacity charges that we had experienced for the last few years, considering the risk of technological obsolescence and according to the sales forecast production, we disposed of certain of our idle equipment during the third quarter of fiscal 2018, which reduced our net loss in fiscal 2018.

GAAP gross margin for the fiscal year 2019 was 8%, compared with gross margin for the fiscal year 2018 of negative 6%. Operating margin for the fiscal year 2019 was negative 62%, compared with negative 49% in the fiscal year 2018. The Company’s cash and cash equivalents, excluding restricted cash, was $1.4 million as of August 31, 2019, compared to $3.4 million as of August 31, 2018.

About SemiLEDs

SemiLEDs develops and manufactures LED chips and LED components for general lighting applications, including street lights and commercial, industrial, system and residential lighting, along with specialty industrial applications such as ultraviolet (UV) curing, medical/cosmetic, counterfeit detection, horticulture, architectural lighting and entertainment lighting. SemiLEDs sells blue, white, green and UV LED chips.

Forward Looking Statements

This press release contains statements that may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, any projection of future revenues, any statements about historical results that may suggest trends for SemiLEDs’ business; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are based on current expectations, estimates, forecasts and projections of future SemiLEDs’ or industry performance based on management’s judgment, beliefs, current trends and market conditions and involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. SemiLEDs’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and other SemiLEDs filings with the SEC (which you may obtain for free at the SEC’s website at http://www.sec.gov) discuss some of the important risks and other factors that may affect SemiLEDs’ business, results of operations and financial condition. SemiLEDs undertakes no intent or obligation to publicly update or revise any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Christopher Lee
Chief Financial Officer
SemiLEDs Corporation
+886-37-586788
investor@semileds.com

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(In thousands of U.S. dollars)

	August 31,	August 31,
	2019	2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,363	$3,421
Restricted cash and cash equivalents	19	—
Accounts receivable (including related parties), net	703	282
Inventories, net	2,083	1,818
Prepaid expenses and other current assets	460	340
Total current assets	4,628	5,861
Property, plant and equipment, net	5,878	7,213
Intangible assets, net	93	98
Investments in unconsolidated entities	894	914
Other assets	169	164
TOTAL ASSETS	$11,662	$14,250
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current installments of long-term debt	$398	$335
Accounts payable	680	894
Advance receipt toward the convertible note	500	500
Accrued expenses and other current liabilities	2,342	5,505
Total current liabilities	3,920	7,234
Long-term debt, excluding current installments	5,954	2,013
Total liabilities	9,874	9,247
Commitments and contingencies
EQUITY:
SemiLEDs stockholders’ equity
Common stock	—	—
Additional paid-in capital	175,804	175,527
Accumulated other comprehensive income	3,753	3,727
Accumulated deficit	(177,816)	(174,251)
Total SemiLEDs stockholders’ equity	1,741	5,003
Noncontrolling interests	47	—
Total equity	1,788	5,003
TOTAL LIABILITIES AND EQUITY	$11,662	$14,250

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands of U.S. dollars and shares, except per share data)

	Three Months Ended		Year Ended August 31,
	August 31, 2019	May 31, 2019	2019	2018
Revenues, net	$1,555	$1,745	$5,902	$7,495
Cost of revenues	1,226	1,405	5,450	7,930
Gross profit (loss)	329	340	452	(435)
Operating expenses:
Research and development	537	444	1,613	957
Selling, general and administrative	819	597	2,792	3,184
Gain on disposals of long-lived assets, net	—	—	(288)	(902)
Total operating expenses	1,356	1,041	4,117	3,239
Loss from operations	(1,027)	(701)	(3,665)	(3,674)
Other income (expenses):
Equity in loss from unconsolidated entities	—	—	—	(8)
Interest income (expenses), net	(75)	(74)	(190)	(27)
Other income (loss), net	202	94	250	780
Foreign currency transaction gain (loss), net	20	(177)	40	(52)
Total other expenses, net	147	(157)	100	693
Loss before income taxes	(880)	(858)	(3,565)	(2,981)
Income tax expense	—	—	—	—
Net loss	(880)	(858)	(3,565)	(2,981)
Less: Net loss attributable to noncontrolling interests	1	1	—	—
Net loss attributable to SemiLEDs stockholders	$(881)	$(859)	$(3,565)	$(2,981)
Net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	$(0.25)	$(0.24)	$(1.00)	$(0.84)
Shares used in computing net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	3,592	3,589	3,580	3,550

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